State of Delaware
Secretary of State
Division of Corporations
Delivered 02:06 PM 03/19/2020
FILED 02:06 PM 03/19/2020
SR 20202254506 - File Number 6972400

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A DELAWARE CORPORATION
TO A NON-DELAWARE ENTITY
PURSUANT SECTION 266 OF THE
GENERAL CORPORATION LAW

1.) The name of the Corporation is MCTC HOLDINGS, INC. ____.

(If changed, the name under which it's certificate of incorporation was originally filed was ____.)

2.) The date of filing of its original certificate of incorporation with the Secretary of State is JULY 12, 2018 ____________________.

3.) The jurisdiction to which the corporation shall convert to is NEVADA __________ and the name under which the entity shall be known as is CANNABIS GLOBAL, INC. ____________________.

4.) The conversion has been approved in accordance with this section;

5.) The corporation may be served with process in the State of Delaware in any action, suit or proceeding for enforcement of any obligation of the corporation arising while it was a corporation of the State of Delaware, and that it irrevocably appoints the Secretary of State as its agent to accept service of process in any such action, suit or proceeding.

6.) The address to which a copy of the process shall be mailed to by the Secretary of State is

TAD MAILANDER
945 4TH AVENUE, SUITE 311
SAN DIEGO, CA 92101

In Witness Whereof, the undersigned have executed this Certificate of Conversion on this 17th day of MARCH, A.D. 2020.

By: ____________________
Authorized Officer

Name: Arman Tabatabaei,CEO
Print or Type Name and Title